Exhibit 10(q)

EFH

SECOND SUPPLEMENTAL RETIREMENT PLAN

Amended and restated, effective as of October 10, 2007

Contents

ARTICLE ONE Purposes of the Plan	1
ARTICLE TWO Definitions	2
ARTICLE THREE Allocation of Costs	8
ARTICLE FOUR Benefits	8
ARTICLE FIVE Miscellaneous	11

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EFH

SECOND SUPPLEMENTAL RETIREMENT PLAN

(As amended and restated effective as of October     , 2007)

ARTICLE ONE

Purposes of the Plan

1.1 The EFH Second Supplemental Retirement Plan (“Plan”) is a restatement and amendment of the TXU Supplemental Retirement Plan (the “First Plan”) which was initially established, effective January 1, 1983, was amended and restated effective as of January 1, 1995, August 11, 1998, May 12, 2000, August 17, 2001, January 1, 2005, and January 1, 2007. The Plan is renamed and restated effective as of October 10, 2007, in order to recognize the change in the Company’s name from TXU Corp. to Energy Future Holdings Corp. As amended and restated, the Plan is intended to satisfy the requirements of Code section 409A. The principal purpose of the Plan is to provide benefits, not otherwise provided by the First Plan, for Participants in excess of the limitations on contributions and benefits imposed by relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), on qualified defined benefit plans.

1.2 The Plan is established for the benefit of Participants as an unfunded compensation arrangement; provided, however, Supplemental Retirement Benefits for Eligible Participants shall be provided, in whole or in part, under the Trust Agreement for Participants who are eligible to receive Supplemental Retirement Benefits under the Trust Agreement, and shall be provided under the Second Trust Agreement for all other Participants and for Eligible Participants, to the extent such Supplemental Retirement Benefits are not payable under the Trust Agreement. Any Supplemental Retirement Benefit not paid under the Trust Agreement or the Second Trust Agreement shall be paid by the Participating Employer under the provisions of the Plan.

1.3 The Plan does not give Participants any rights not expressly granted them in the Plan.

ARTICLE TWO

Definitions

The following definitions apply to the Plan unless the context clearly indicates otherwise:

2.1 “Adjusted Retirement Benefit” shall mean the Retirement Income Allowance which would have been payable under the provisions of Section 7 of the Retirement Plan without regard to Section 8 of the Retirement Plan and without excluding from Earnings: (i) amounts awarded under the Company’s Executive Annual Incentive Plan (“Executive AIP”) (but only with respect to Participants who are employed by Oncor Electric Delivery Company LLC, and other Participants who, as of October 1, 2008, were participating in the Executive AIP), or amounts deferred under nonqualified executive compensation plans and arrangements adopted from time to time by Participating Employers; and (ii) amounts in excess of the dollar maximum imposed on Earnings, as defined in the Retirement Plan. Adjusted Retirement Benefit shall also mean and include special retirement compensation not payable under the Retirement Plan to which a Participating Employer is contractually committed to pay to a Participant pursuant to an individually negotiated agreement between the Participating Employer and the Participant. For purposes of this Plan, such special retirement compensation shall be referred to as “Special Contractual Retirement Compensation.”

2.2 “Board of Directors” shall mean the Board of Directors of TXU Corp.

2.3 “Affiliated Entity” shall mean any entity, more than 50% of the equity interest or profit interest of which is owned, directly or indirectly by the Company; any company which is in a controlled group of corporations (within the meaning of Code section 414(b)) that includes any such Affiliated Entity; any entity that is under common control (within the meaning of Code section 414(c)) that includes any such Affiliated Entity; and any entity that is within an affiliated service group (determined in accordance with Code section 414(m)) that includes any such Affiliated Entity.

2.4 “Change in Control” shall mean means the occurrence of any one or more of the following events:

(a) individuals who, on the effective date hereof, constitute the Board of Directors (the “Board”) of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the effective date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (1) by the Company or any entity a majority of the voting securities or other voting interests of which are owned, directly or indirectly, by the Company (“Subsidiary”), (2) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities, (4) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below), (5) with respect to any Eligible Executive, pursuant to any acquisition by such Eligible Executive or any group of persons including such Eligible Executive (or any entity controlled by such Eligible Executive or controlled by any group of persons including such Eligible Executive); or (6) a transaction (other than one described in paragraph (c) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (6) does not constitute a Change in Control under this paragraph (b);

(c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders other than approval required solely by Article XI of the Company’s articles of incorporation, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (1) more than 50% of the total voting power of (x) the corporation or other entity resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation or other entity that, directly or indirectly, has beneficial ownership of at least 95% of the voting securities eligible to elect directors (or persons performing similar functions) of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by voting securities into which such Company Voting Securities were converted or for which such Company Voting Securities were exchanged pursuant to such Business Combination), and such voting power of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) among the holders thereof is held in substantially the same proportion as the voting power of such Company Voting Securities held by the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, as the case may be, or any Subsidiary thereof), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors (or persons performing similar functions) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (3) at least a majority of the members of the board of directors (or similar governing body) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or, if any director was elected after such time but prior to the consummation of such Business Combination, such director was elected to fill a vacancy on the Board created in the ordinary course and qualifies as an Incumbent Director (any Business Combination which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) the consummation of a complete liquidation or dissolution of the Company required to be approved by the Company’s shareholders or a sale of all or substantially all of the assets of the Company and its Subsidiaries, considered as a whole.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

2.5 “Committee” shall mean the Retirement Committee for the EFH Retirement Plan.

2.6 “Company” shall mean Energy Future Holdings Corp., its successors and assigns.

2.7 “Eligible Participant” shall mean a Participant eligible to receive benefits under the Trust Agreement, as set forth in the Trust Agreement.

2.8 “Independent Committee” shall mean the Independent Committee provided for in the Second Trust Agreement.

2.9 “Participant” shall mean each person who is entitled to receive a benefit on or after January 1, 1983, under the Retirement Plan and whose Retirement Benefit is less than his Adjusted Retirement Benefit, but excluding any Participant who is eligible to receive benefits under the Retirement Income Restoration Plan of ENSERCH Corporation and Participating Subsidiary Companies.

2.10 “Participating Employer” shall mean the Company or any Affiliated Entity which has been approved for participation in, and which has adopted, the Plan. “Participating Employers” shall be used to refer to such entitles jointly or severally.

2.11 “Plan” shall mean this EFH Second Supplemental Retirement Plan, as amended from time to time.

2.12 “Plan Administrator” shall mean the Committee or, following a Change in Control, the Independent Committee.

2.13 “Plan Year” shall be the calendar year.

2.14 “Retirement Benefit” shall be the Retirement Income Allowance payable to a Participant under the Retirement Plan.

2.15 “Retirement Plan” shall be the EFH Retirement Plan, as amended from time to time.

2.16 “Second Trust Agreement” shall mean the trust agreement dated as of August 11, 1998 which establishes a rabbi trust to provide benefits under the Plan for Participants to the extent benefits are not covered under the Trust Agreement.

2.17 “Separation from Service” means termination of employment under circumstances that would qualify as a separation from service for purposes of Code section 409A and the regulations issued thereunder.

2.18 “Specified Employee” shall have the meaning as defined in Code section 409A, and the regulations issued thereunder.

2.19 “Supplemental Retirement Benefit” or “Benefit” shall be the benefit equal in amount to: (a) the difference between the Participant’s Adjusted Retirement Benefit and the Participant’s Retirement Benefit; and (b) any Special Contractual Retirement Compensation

applicable to the Participant, if any. The Supplemental Retirement Benefit shall be determined by the actuary for the Retirement Plan using assumptions consistent with those used in determining benefits under the Retirement Plan.

2.20 “Trust Agreement” shall mean that certain trust agreement dated as of May 3, 1993, which establishes a secular trust to provide benefits under the Plan for certain Participants.

2.21 “Trustee” shall mean the entity appointed by the Plan Administrator to serve as trustee of the Trust.

ARTICLE THREE

Allocation of Costs

3.1 The cost of providing the benefits payable under the Plan shall be allocated to the Participating Employer which is the employer of the Participant.

3.2 If a Participant has service with more than one of the Participating Employers which is relevant to benefits provided thereunder, the costs of providing the benefits payable to such Participant shall be apportioned in a manner determined by the Participating Employers.

3.3 The Company, as agent for the Participating Employers, will pay all Benefits provided hereunder and administer all transactions relating to the Plan, except Benefits payable under the Trust Agreement and the Second Trust Agreement shall be paid by the respective Trustee of each such trust in accordance with the terms of the Trust Agreement or the Second Trust Agreement, as the case may be.

ARTICLE FOUR

Benefits

4.1 A Participant shall be entitled to receive a Supplemental Retirement Benefit, pursuant to the provisions of the Plan and/or the First Plan; provided, however, Benefits payable to Eligible Participants under the Trust Agreement or the Second Trust Agreement shall be subject to additional provisions set forth in the Trust Agreement and/or the Second Trust

Agreement, as applicable, which provisions shall be controlling. To the extent that Benefits are paid out of a trust established related to the Plan or First Plan, separate accounts shall be maintained for each covered Participant.

4.2 Supplemental Retirement Benefits shall be payable in the form, and at such times, as follows:

(a) The Supplemental Retirement Benefits shall be payable at the same time, in the same manner or form, and subject to the same payment terms applicable to the payment of the Retirement Benefit; provided, however, that this Section 4.2(a) shall apply only to the extent that payment of the Supplemental Retirement Benefits commences prior to January 1, 2008.

(b) Effective as of January 1, 2008, any Supplemental Retirement Benefits, payment of which has not commenced prior to January 1, 2008, shall be payable as follows:

(i) With respect to a Participant entitled to a benefit under the Traditional Retirement Plan Formula of the Retirement Plan, in the form of a single life annuity or any other actuarially equivalent life annuity form available under the Retirement Plan (which shall specifically exclude payment in a lump sum or any Social Security leveling option), commencing upon the later of (A) the first day of the month following such Participant’s Separation from Service, or (B) the earliest date at which such Participant would be eligible to commence benefits under the Retirement Plan; or

(ii) With respect to a Participant entitled to a benefit under the Cash Balance Plan Formula of the Retirement Plan, a single, lump-sum payment, payable upon the later of (A) such Participant’s Separation from Service, or (B) the date such Participant would have achieved 10 years of Accredited Service under the Retirement Plan (as defined therein) if such Participant had remained in continuous employment and not experienced a Separation from Service.

4.3 Special Contractual Retirement Compensation shall be paid at such time and in such form as provided in the underlying agreement or as elected by the Participant pursuant to the terms thereof; provided, however that if the Plan Administrator determines that the terms of such agreement, or the circumstances of such election, do not meet the requirements of Code section 409A or any applicable transition relief, such Special Contractual Retirement Compensation shall be paid pursuant to the applicable provisions of Section 4.2(b)(i) or 4.2(b)(ii) above, or, if said sections do not apply, such Special Contractual Retirement Compensation shall be paid in the form of a single lump-sum payment as of the date of such Participant’s Separation from Service.

4.4 With respect to any Participant who is a Specified Employee, payment of any benefit shall not commence earlier than the date that is six (6) months following the date of such Specified Employee’s Separation from Service. In the event that any benefit payable in the form of a life annuity is delayed by application of this Section 4.4, then, upon commencement, the monthly benefit payable to the Participant shall be determined based upon the Participant’s age at his Separation from Service, and the first payment shall include all payments that would have otherwise become payable during the period of such delay.

4.5 The provisions of Section 4.4 shall not apply (a) with respect to any distribution made on account of the death of the Participant, or (b) if, at the time of such Participant’s Separation from Service, no stock of either the Company or the Participant’s employer is publicly traded on an established securities market or otherwise.

4.6 Any Benefit payable under the Plan shall constitute a general unsecured obligation of the Company, and shall be subject to the claims of the Company’s creditors.

ARTICLE FIVE

Miscellaneous

5.1 The Board of Directors shall be vested with full power and authority to amend the Plan or to terminate the Plan at any time; provided that no act of amendment or termination shall reduce any Benefit accrued to the date such act is adopted. Furthermore, if the Plan is terminated, amended, or frozen or any other action is taken to limit future Benefit accruals under the Plan, or in the event of a Change in Control, each of the Participating Employers shall be obligated to take all action as may be provided for under the Trust Agreement, the Second Trust Agreement or any other agreement affecting, in any way, the funding and/or securitization and the current or future payment of Benefits.

5.2 The Plan Administrator shall have the same powers, duties and responsibilities with respect to the administration of the Plan as provided to the Plan of Administrator under the Retirement Plan for purposes of administering the terms thereof. Furthermore, the Plan Administrator may appoint one or more persons to assist in carrying out the day-to-day operation of the Plan, the Trust Agreement and/or the Second Trust Agreement. The powers, duties and responsibilities of the Plan Administrator shall include specifically, but not by way of limitation, the authority to carry out the policy of the Company that applicable remuneration for a taxable year beginning after December 31, 1993, with respect to an Eligible Participant, shall not exceed the level of deductibility provided for in Section 162(m) of the Internal Revenue Code or any successor provision. Notwithstanding any other provision of this Plan, in the event of a Change in Control, the Independent Committee shall have the powers, duties and responsibilities provided for in the Second Trust Agreement.

5.3 Notwithstanding Section 5.1 or any other provision of the Plan or the Trust to the contrary, the Plan Administrator may authorize the Trustee to make the following payments even if they would otherwise not be permitted by the Trust, and a Participating Employer may refrain from making any contributions or payments otherwise required or permitted to be made by the Plan or the Trust, to the extent necessary to satisfy the following requirements.

(a) No amount shall be set aside or reserved directly or indirectly (under the Trust or otherwise), during any restricted period (as defined in Section 409A(b)(3)(B) of the Code) for the purpose of paying a Benefit under the Plan to any Eligible Participant who is an applicable covered employee (as defined in Section 409A(b)(3)(D) of the Code). It is understood that a restricted period will generally occur in a Plan Year if any single-employer defined benefit plan (an “Applicable Plan”) maintained by the Company or any company that is in a controlled group that includes the Company (within the meaning of Sections 414(b) and (c) of the Code and guidance issued by the Internal Revenue Service) is “at risk” within the meaning of Section 430(i) of the Code for the preceding Plan Year. “Applicable covered employee” generally includes any Participant who is, with respect to the Company or any entity under common control with the Company, described in section 162(m)(3) of the Code or subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934. All such persons are referred to herein as “Covered Employees.”

(b) The Plan Administrator shall monitor the funding status of each Applicable Plan and will determine whether a restricted period exists with respect to any such plan. If the Plan Administrator determines that a restricted period exists for a Plan Year, it shall determine whether any amount, including earnings, has been set aside or reserved during that period for the purpose of paying a Benefit to any Covered Employee or would be set aside but for the action of the Plan Administrator. The Plan

Administrator may request the Trustee to pay such amount to the Company or to any other person designated by the Plan Administrator or to otherwise segregate such amount from the assets of the Trust. The foregoing shall not apply, however, to the extent that the Company elects to treat the amount set aside or reserved as a transfer of property for tax purposes and taxable to the Covered Employee accordingly.

(c) Subject to any guidance issued by the Internal Revenue Service, the Plan Administrator may use any method it deems appropriate to calculate the amount set aside or reserved for any Covered Employee during a restricted period. The determination made by the Plan Administrator shall be binding on the Trustee and each Covered Employee and any person claiming any interest in or payment from the Trust related to such Covered Employee. The Plan Administrator may also utilize any program approved by the Internal Revenue Service to correct any amount that was improperly set aside under the Trust, and may adopt such rules and procedures as it deems necessary to comply with Section 409A(b)(3) of the Code.

(d) The Plan Administrator shall maintain a record of any amount transferred from the Trust pursuant to paragraph (b), or that a Participating Employer does not contribute to the Trust. Such amount shall be credited with interest or earnings based on what would have been allocable to such amounts if they had been held in the Trust. Such amount shall be paid to the Trust as soon as possible after the Plan Administrator determines that no Applicable Plan remains in a restricted period. If any payment from the Trust to a Covered Employee or the Covered Employee’s beneficiary has been reduced or withheld as a result of the restrictions of this Section, such amount shall be paid to such employee in a lump sum as soon as possible after the amount contemplated in the foregoing sentence is paid to the Trustee. The Company may also make such payments directly.

(e) The purpose of this Section is to comply with the restrictions of Section 409A(b)(3) of the Code and shall be interpreted accordingly. This provision is intended to impose only those restrictions that are required by that Section and only on the persons covered by the Section. The Plan Administrator shall interpret and apply this Section accordingly.

5.4 Any Participating Employer, as defined herein, may participate under this Plan upon approval of the Board of Directors and approval of the board of directors of such Participating Employer. Any Participating Employer may, by action of its board of directors, withdraw from participation in the Plan upon thirty days prior notice to the Company.

5.5 The Plan is intended to satisfy the requirements of Code section 409A and the regulations adopted thereunder, and shall be construed to that end. Except as otherwise preempted by Federal law, the Plan shall be construed under the laws of Texas.

Executed on December 15, 2008, to be effective as of October 10, 2007.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Riz Chand
Riz Chand,
Senior Vice President,
Human Resources

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